Exhibit 99.1      Press Release


PRESS RELEASE
July 26, 2004
                           For further information contact:
                           David M. Bradley
                           Chairman, President and Chief Executive Officer North Central Bancshares, Inc.
                           825 Central Avenue
                           Fort Dodge, Iowa 50501
                           515-576-7531

                NORTH CENTRAL BANCSHARES, INC. ANNOUNCES EARNINGS
                     FOR SECOND QUARTER ENDED JUNE 30, 2004

Fort Dodge, Iowa -- North Central Bancshares, Inc. (the "Company") (Nasdaq:
FFFD), the holding company for First Federal Savings Bank of Iowa (the "Bank"), announced today that the Company earned $0.91 diluted earnings per share for the quarter ended June 30, 2004, compared to diluted earnings per share of $0.92 for the quarter ended June 30, 2003. In dollars, the Company's net income was $1,481,000 for the quarter ended June 30, 2004, as compared to $1,528,000 for the quarter ended June 30, 2003. Net income decreased primarily due to an increase in operating expenses and a decrease in noninterest income, offset in part by a slight increase in net interest income and a decrease in income tax expense. (See below.) The Company earned $1.64 diluted earnings per share for the six months ended June 30, 2004, compared to diluted earnings per shares of $1.80 for the six months ended June 30, 2003. In dollars, the Company's net income was $2.7 million for the six months ended June 30, 2004, as compared to $3.0 million for the six months ended June, 30, 2003. Net income decreased primarily due to an increase in operating expenses, offset in part by a decrease in income tax expense. (See below.)

Total assets at June 30, 2004 were $450.2 million as compared to $424.0 million at December 31, 2003. The increase in assets consisted primarily of an increase in loans. Loans increased by $29.6 million, or 8.1%, to $392.5 million at June 30, 2004 from $363.0 million at December 31, 2003. At June 30, 2004, net loans consisted of $173.8 million of one-to-four family loans, $79.2 million of multifamily real estate loans, $86.0 million of commercial real estate loans and $53.5 million of consumer loans. The increase in net loans consisted of an increase of $17.1 million in commercial real estate loans, an increase of $9.7 million in multifamily real estate loans, an increase of $2.4 million in one-to-four family loans and an increase of $436,000 in consumer loans. The increase in loans was due primarily to the origination of one-to-four family loans and multifamily loans, the purchase of multifamily and commercial real estate loans and the origination of second mortgage loans. These originations and purchases were offset in part by payments, loan prepayments and sales of loans.

Deposits increased $18.6 million, or 6.5%, to $302.5 million at June 30, 2004 from $284.0 million at December 31, 2003. The increase in deposits is due primarily to increases in deposits at the Clive, Iowa and Ankeny, Iowa offices, which opened at their permanent location in March, 2004 and February, 2003, respectively. Other borrowed funds increased $7.5 million, or 7.9%, to $102.5 million at June 30, 2004 from $95.0 million at December 31, 2003. The increase in the deposits and borrowed funds were used to fund loans.

Nonperforming assets were 0.38% of total assets as of June 30, 2004 compared to 0.49% of total assets as of December 31, 2003. The allowance for loan losses was $3.2 million, or 0.81% of total loans, at June 30, 2004, compared to $3.2 million, or 0.86% of total loans, at December 31, 2003.

                                     -MORE-

The net interest spread of 2.96% for the quarter ended June 30, 2004 represented a decrease from the net interest spread of 3.00% for the quarter ended June 30, 2003. The net interest margin of 3.20% for the quarter ended June 30, 2004 represented a decrease from the net interest margin of 3.26% for the quarter ended June 30, 2003. Net interest income for the quarter ended June 30, 2004 was $3,360,000, compared to net interest income of $3,304,000 for the quarter ended June 30, 2003.

The net interest spread of 2.97% for the six months ended June 30, 2004 represented a decrease from the net interest spread of 3.06% for the six months ended June 30, 2003. The net interest margin of 3.22% for the six months ended June 30, 2004 represented a decrease from the net interest margin of 3.33% for the six months ended June 30, 2003. Net interest income for the six months ended June 30, 2004 was $6,643,000, compared to net interest income of $6,651,000 for the six months ended June 30, 2003.

The Company's provision for loan losses was $50,000 and $60,000 for the quarters ended June 30, 2004 and 2003, respectively. The Company establishes provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level which is deemed to be appropriate based upon an assessment of prior conditions, the volume and type of loans in the Bank's portfolio, and other factors related to the collectibility of the Bank's loan portfolio. These factors include prior loss experience, industry standards, past due loans, economic conditions, the volume and type of loans in the Bank's portfolio, which includes a significant amount of multi-family and commercial real estate loans, substantially all of which are purchased and are collateralized by properties located outside of the Bank's market area, and other factors related to the collectibility of the Bank's loan portfolio.

Stockholders' equity was $41.2 million at June 30, 2004, compared to $41.6 million at December 31, 2003. Stockholders' equity decreased by $372,000 primarily due to stock repurchases, declared dividends and increases in the accumulated other comprehensive losses, offset in part by earnings and the exercise of stock options. Book value, or stockholders' equity per share, at June 30, 2004 was $26.38 compared to $25.92 at December 31, 2003. The ratio of stockholders' equity to total assets was 9.2% at June 30, 2004, as compared to 9.8% at December 31, 2003.

All stockholders of record on June 15, 2004, received a quarterly cash dividend of $0.25 per share on July 6, 2004. The Company has 1,562,780 shares of common stock currently outstanding.

During the quarter ended June 30, 2004, the Company repurchased a total of 24,000 shares or approximately 1.5% of its outstanding shares of common stock at prevailing market prices averaging $38.23 per share. Since its formation in 1996, the Company has invested a total of $50.0 million in the repurchase of 2,677,272 shares of its outstanding stock.

The Company's noninterest income was $1,632,000 and $1,699,000 for the three months ended June 30, 2004 and 2003, respectively. The decrease in noninterest income was due in part to decreases in mortgage banking income and abstract fees, offset in part by increases in fees associated with checking accounts, including overdraft fees, increases in loan prepayment fees, increases in foreclosed real estate income, offset in part by decreases in revenues from the sale of annuities and mutual funds and decreases from the sale of insurance.

The Company's noninterest income was $3,064,000 and $3,092,000 for the six months ended June 30, 2004 and 2003, respectively. The decrease in noninterest income was due in part to decreases in mortgage banking income and abstract fees, offset in part by increases in fees associated with checking accounts, including overdraft fees, increases in loan prepayment fees, increases in foreclosed real estate income, an increase in rent income due to the opening of a second multifamily apartment building in March, 2003, increases in revenues from the sale of annuities and mutual funds and increases from the sale of insurance.
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
The Company's noninterest expense was $2,753,000 and $2,654,000 for the three months ended June 30, 2004 and 2003, respectively. The increase in noninterest expense was due in part to expenses in connection with the Bank's new branch office in Clive, Iowa, increases in employee benefits costs, normal salary increases and a general increase in other noninterest expenses, offset in part by a decrease in the Company's employee stock ownership plan costs.

The Company's noninterest expense was $5.6 million and $5.2 million for the six months ended June 30, 2004 and 2003, respectively. The increase in noninterest expense was due in part to expenses in connection with the Bank's branch offices in Ankeny and Clive, Iowa, increases in employee benefits costs, normal salary increases, an increase in apartment operating costs due to the opening of a second multifamily apartment building in March, 2003 and a general increase in other noninterest expenses.

The Company's provision for income taxes was $708,000 and $762,000 for the three months ended June 30, 2004 and 2003, respectively. The decrease in the provision for income taxes was due to the decrease in the income before income taxes and an increase in recurring low income federal tax credit.

The Company's provision for income taxes was $1.3 million and $1.4 million for the six months ended June 30, 2004 and 2003, respectively. The decrease in the provision for income taxes was due to the decrease in the income before income taxes and an increase in recurring low income federal tax credit, offset in part by a one time low-income housing Iowa income tax credit with an effect on net income of approximately $110,000 that was recorded in 2003.

The Company serves north central and southeastern Iowa at ten full service locations in Fort Dodge, Nevada, Ames, Perry, Ankeny, Clive, Burlington and Mount Pleasant, Iowa through its wholly-owned subsidiary, First Federal Savings Bank of Iowa, headquartered in Fort Dodge, Iowa.

The Bank's deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law. The Company's stock is traded on The Nasdaq National Market under the symbol "FFFD".

Statements contained in this news release, which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company or the Bank does not undertake to update any forward looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or the Bank.

For more information contact: David M. Bradley, President and Chief Executive Officer, 515-576-7531

FINANCIAL HIGHLIGHTS OF NORTH CENTRAL BANCSHARES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Financial Condition

 (Unaudited)
 (Dollars in Thousands, except per share and share data)    June 30, 2004     December 31, 2003
                                                            -------------     -----------------
Assets
   Cash and cash equivalents                                 $    8,502          $   10,019
   Securities available-for-sale                                 24,693              26,952
   Loans (net of allowance of loan loss of $3,231 and
     $3,165, respectively)                                      392,536             362,959
      Goodwill                                                    4,971               4,971
   Other assets                                                  19,527              19,108
                                                             ----------          ----------
     Total Assets                                            $  450,229          $  424,009
                                                             ==========          ==========
Liabilities
   Deposits                                                  $  302,532          $  283,964
   Other borrowed funds                                         102,488              95,005
   Other liabilities                                              3,989               3,448
                                                             ----------          ----------
     Total Liabilities                                          409,009             382,417

Stockholders' Equity                                             41,220              41,592
                                                             ----------          ----------

   Total Liabilities and Stockholders' Equity                $  450,229          $  424,009
                                                             ==========          ==========

Stockholders' equity to total assets                               9.16%               9.81%
                                                             ==========          ==========

Book value per share                                         $    26.38          $    25.92
                                                             ==========          ==========

Total shares outstanding                                      1,562,780           1,604,780
                                                             ==========          ==========

Condensed Consolidated Statements of Income
(Unaudited)
(Dollars in Thousands, except per share data)

                                                        For the Three Months        For the Six Months
                                                           Ended June 30,              Ended June 30,
                                                         2004          2003          2004          2003
                                                       -------------------------------------------------
Interest income                                        $ 6,163       $ 6,441       $12,263       $12,967
Interest expense                                         2,803         3,137         5,620         6,316
                                                       -------       -------       -------       -------
    Net interest income                                  3,360         3,304         6,643         6,651
Provision for loan loss                                     50            60           110           120
                                                       -------       -------       -------       -------
    Net interest income after provision for loan loss    3,310         3,244         6,533         6,531
Noninterest income                                       1,632         1,699         3,064         3,092
Noninterest expense                                      2,753         2,654         5,616         5,212
                                                       -------       -------       -------       -------
    Income before income taxes                           2,189         2,289         3,981         4,411
Income taxes                                               708           761         1,283         1,381
                                                       -------       -------       -------       -------
    Net income                                         $ 1,481       $ 1,528       $ 2,698       $ 3,030
                                                       =======       =======       =======       =======
Basic earnings per share                               $  0.95       $  0.97       $  1.72       $  1.91
                                                       =======       =======       =======       =======
Diluted earnings per share                             $  0.91       $  0.92       $  1.64       $  1.80
                                                       =======       =======       =======       =======

Selected Financial Ratios                              For the Three Months            For the Six Months
                                                          Ended June 30,                 Ended June 30,

                                                        2004           2003           2004           2003
                                                      ----------------------------------------------------
Performance ratios
    Net interest spread                                  2.96%          3.00%          2.97%          3.06%
    Net interest margin                                  3.20%          3.26%          3.22%          3.33%
    Return on average assets                             1.34%          1.43%          1.24%          1.44%
    Return on average equity                            14.30%         15.62%         12.96%         15.53%
    Efficiency ratio (noninterest expense divided by
      the sum of net interest income before provision
      for loan losses plus noninterest income)          55.14%         53.05%         57.85%         53.49%